SCHEDULE II

Managers Trust II

(Custody Agreement dated as of August 5, 2002)

SERIES

Intermediate Duration Government Fund

Short Duration Government Fund

Managers Fixed Income Fund

Manager High Yield Fund

Managers Balanced Fund

Managers Mid-Cap Fund

Managers 20 Fund

Revised March 1, 2006

MANAGERS TRUST II

By:	/s/ Donald S. Rumery
Donald S. Rumery Treasurer